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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                         Northstar Computer Forms, Inc.
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                                (Name of Issuer)



                     Common Stock, Par Value $.05 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                     667031
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                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. / / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 667031

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 (1) Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of Above
     Persons

     Roger T. Bredsen
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
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 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                    101,633
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                          0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                    101,633
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                          0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     101,633(1)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     6.0%
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(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------

--------------
(1) Includes 17,167 shares issuable upon exercise of currently exercisable options.

                    *SEE INSTRUCTION BEFORE FILLING OUT!

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Item 1.   (a)  NAME OF ISSUER:  Northstar Computer Forms, Inc.

          (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 7130 Northland Circle North, Brooklyn Park, Minnesota, 55428

Item 2.   (a)  NAME OF PERSON FILING: Roger T. Bredesen

          (b) ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE: 7130 Northland Circle North, Brooklyn Park, Minnesota, 55428

          (c)  CITIZENSHIP: United States

          (d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $.05 per share

          (e)  CUSIP NO.: 667031

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A: NA

Item 4.   OWNERSHIP:

          (a) AMOUNT BENEFICIALLY OWNED: 101,633 Shares, 17,167 of which are purchaseable upon exercise of currently exercisable options.

          (b)  PERCENT OF CLASS: 6.0%

          (c)  NUMBER OF SHARES AS TO WHICH PERSON HAS:

               (i) Sole power to vote or to direct the vote: 101,633

               (ii) Shared power to vote or to direct the vote: 0

               (iii) Sole power to dispose or to direct the disposition of:
               101,633

               (iv)  Shared power to dispose or to direct the disposition of: 0

Item 5.   OWNERSHIP OF 5% OR LESS OF A CLASS: NA

Item 6.   OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON: NA

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: NA

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: NA
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Item 9.   NOTICE OF DISSOLUTION OF GROUP: NA

Item 10.  CERTIFICATION: NA


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        Date:  February 12, 1997


                                        /s/ Roger T. Bredesen
                                        -------------------------------------
                                        Signature



                                        By:  Mary Ann Morin, Attorney-in-fact
                                            ---------------------------------